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                                                                   Exhibit 10.17

                         USED EQUIPMENT SALES AGREEMENT

THIS USED EQUIPMENT SALES AGREEMENT ("Agreement"), entered into this 4th day of November, 2004, between WERNER CO., a Pennsylvania corporation ("Werner"), and EMPIRE RESOURCES, ING., a Delaware corporation ("Buyer").

                                   BACKGROUND

Werner is interested in selling certain used equipment located at its facility in Amiston, Alabama under the terms and conditions contained in this Agreement.

Buyer is interested in purchasing certain used equipment located at Werner's facility in Amiston, Alabama under the terms and conditions contained in this Agreement.

Intending to be legally bound, Werner and Buyer agree to the following.

                                  THE AGREEMENT

Section 1. Used Equipment Sold; Price.

(A) Werner agrees to sell and Buyer agrees to purchase certain used equipment located at Werner's facility in Amiston, Alabama more specifically defined in Schedule "A" (collectively, the "Used Equipment").

(B) The purchase price for the Used Equipment will be $850,000 ("Purchase Price"). Buyer will deliver or cause to be delivered to Werner a wire transfer of immediately available funds in an amount equal to the Purchase Price in accordance with Section 3 below to the following account:

     PNC Bank, N.A.
     ABA# 043000096
     Beneficiary: Werner Co.
     Account # 1006799057

Section 2. Description of the Used Equipment. The description of the Used Equipment is set forth on Schedule "A". Werner makes no warranty, express or implied, as to the description of any of the Used Equipment, except as expressly set forth otherwise in this Agreement. Notwithstanding the previous sentence, Werner shall not permit the Used Equipment to substantially deteriorate in value between the date of this agreement and the date Buyer begins to remove the Used Equipment.

Section 3. Terms of Payment. A down payment equal to 30% of the Purchase Price must be made upon the execution of this Agreement for all Used Equipment to be purchased by Buyer. The remaining 70% of the Purchase Price must be received by Werner upon the earlier of (i) February 17, 2005 or (ii) the date Buyer begins dismantling work to remove the Used Equipment from the plant site.




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Section 4. Removal of the Used Equipment. The purchase of the Used Equipment will be F.O.B. Werner's location. Costs of preparing and loading the Used Equipment will be at the expense of Buyer. Buyer must give Werner's representative five (5) days prior written notice before entering Werner's premises to perform the dismantling work in accordance with Section 7 below. Werner may deny Buyer access to the premises if such notice has not been given. Buyer agrees to begin removing the Used Equipment within one hundred twenty
(120) days, and finish removing the Used Equipment within one hundred eighty
(180) days after the date of this Agreement.

Section 5. Title and Risk of Loss. Title to and risk of loss or damage to all Used Equipment purchased by Buyer will pass to Buyer upon the start of the dismantling or other work that is to be performed in accordance with Section 7 of this Agreement.

Section 6. Insurance.

(A) Buyer will maintain and, prior to starting any work on Werner's property, provide Werner with written certification of:

     (1) Worker's Compensation Insurance or qualification as a self-insurer with respect to Buyer's employees to the extent required to satisfy the laws of the state in which the work is being done by such employees;

     (2) Employers' Liability Insurance for Bodily Injury per accident with limits of not less than $1,000,000 and Bodily Injury by Disease with limits of not less than $1,000,000 per policy; and

     (3) Commercial General Liability Insurance for personal injury and property damage, including contractual liability insurance, with combined limits of not less than $5,000,000 per occurrence.

(B) Buyer agrees and will certify to Werner that prior to starting the work and during the progress of the work that Werner will be an additional insured on Buyer's Commercial General Liability. All of the above mentioned Buyer insurance will be occurrence-based coverages.

Section 7. Dismantling or Other Work. Buyer assumes all risks upon the commencement by Buyer of the dismantling or other work to be performed by Buyer on Werner's premises. If Buyer, either as principal or by agent or employee, enters upon the premises or property of Werner in order to do any work under this Agreement or to remove the Used Equipment, Buyer will save and hold Werner harmless from and against all liability, claims and demands on account of personal injuries, including death, or property loss and damage to others (including Werner and employees and invitees of Werner and Buyer) arising out of or in any manner connected with the performance of such work, and caused by the negligent or willful act or omission to act of Buyer, or its employees or invitees, and Buyer will at his own expense defend any and all actions based thereon and will pay all charges of attorneys and all costs and other expenses arising therefrom, Buyer will not subcontract any portion of the work without prior written permission of Werner. If Werner does approve Buyer's subcontractor, Buyer's subcontractor will be bound by the same terms and conditions as Buyer under this Agreement, including, but not limited, to Section 6, Insurance.


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Section 9. Indemnity and Section 12. Hazardous Chemicals and other Hazardous
Materials. Buyer and any approved subcontractors agrees to follow and be bound by all of Werner's rules and regulations made known to Buyer and any approved subcontractor regarding environmental, health, safety and security matters while on Werner's property.

Section 8. Disclaimers: Sale of "AS IS. WHERE IS" Basis Warranty.

(A) Buyer has conducted its own due diligence of the Used Equipment prior to execution of this Agreement.

(B) BUYER SPECIFICALLY ACKNOWLEDGES THAT THE USED EQUIPMENT IS BEING SOLD AND PURCHASED ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM WERNER, ITS AGENTS OR REPRESENTATIVES AS TO ANY MATTERS CONCERNING THE USED EQUIPMENT. WERNER MAKES NO REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED WITH RESPECT TO THE USED EQUIPMENT, INCLUDING MAKING NO WARRANTY THAT THE USED EQUIPMENT WILL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE. THE ONLY WARRANTY OR REPRESENTATION MADE BY WERNER IS A WARRANTY THAT WERNER IS THE OWNER OF THE USED EQUIPMENT FREE AND CLEAR OF LIENS, ENCUMBRANCES AND SECURITY INTERESTS. Buyer assumes all risks and liability whatsoever resulting from the possession, use or disposition of the Used Equipment. Werner will have no liability with respect to the Used Equipment sold to Buyer, including having no liability for indirect, incidental or consequential damages.

(C) This Section 8 will survive the consummation of the transactions contemplated by this Agreement.

Section 9. Indemnity. Buyer agrees to indemnify, defend and hold Werner harmless against all liability or loss of all persons for injury, sickness, and/or death and for property damage caused by the Used Equipment or by hazardous chemicals or other hazardous material on or in them, after such Used Equipment in is Buyer's possession or control, except for that solely attributable to Werner's gross negligence or willful misconduct.

Section 10. Inspection. Buyer is invited, urged and cautioned to inspect the Used Equipment prior to purchase. The Used Equipment will be available for inspection at the places and times specified by Werner.

Section 11. Warning of Hazards. Buyer agrees to give warning of the possible hazard to any person or persons to whom Buyer resells or gives or delivers the Used Equipment or whom Buyer can reasonably foresee may be exposed to the hazards.

Section 12. Hazardous Chemicals and other Hazardous Materials. Buyer is warned and acknowledges that the Used Equipment purchased from Werner may bear or contain hazardous substances, hazardous materials or hazardous waste which may be, or may become by chemical


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reaction or otherwise, directly or indirectly, hazardous to life, to health, or to property. Buyer does hereby discharge and release Werner from any and all liability directly or indirectly resulting from the presence of the aforesaid hazardous substances, materials or waste including, but not limited to, any and all liability directly or indirectly resulting from the failure of Werner to give more specific warning with respect to individual items of Used Equipment or from the inadequacy of any warning; provided, however, that Werner will not be released from liability with respect to any known hazardous substances, materials or waste present in the Used Equipment at the time Buyer takes title thereto, which are not commonly used or associated with such type of equipment, to the extent Werner fails to make Buyer aware of same.

Section 13. Export Control. Buyer agrees to comply with all export laws, restrictions and regulations of the United States governing or relating to the equipment purchased under this Agreement from Werner. Buyer represents and warrants to Werner that Buyer is not procuring the product purchased under this Agreement with the intent to export such product in violation of the US export control laws and regulations, and that Buyer is not a national or resident of any country subject to a US embargo, including without limitation Angola, Burma, Cuba, Iran, Iraq, Libya, North Korea, Sudan or Syria. Buyer will indemnify, defend and hold Werner harmless from and against any and all claims, liabilities and damages incurred by Werner arising out of Buyer's breach of these obligations.

Section 14. Assignment. Neither party may assign this Agreement without the prior written consent of the other party. Any attempted assignment without such prior written consent will be void.

Section 15. Taxes. Buyer will pay all sales, use, transfer and any other similar tax or taxes that are applicable to all transactions contemplated herein including without limitation, sales and use tax, if any, on the transfer of the Used Equipment. Additionally, Buyer will furnish Werner with all other sales and use tax exemption certificates or a direct pay permit, if applicable, at the Closing. Werner is responsible for any income tax which is applicable to the transactions contemplated herein that is imposed upon Werner by any taxing authority.

Section 16. Expenses. Each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and all related documents.

Section 17. Brokers. Buyer and Werner each represent and warrant to the other that no brokers or finders are or were involved with respect to any of the transactions contemplated by this Agreement. Each party will indemnify and save harmless the other from any claim or claims made by any brokers or finders for any commissions or compensation alleged to be due by reason of the indemnifying party involving such brokers or finders.

Section 18. Miscellaneous.

(A) This Agreement may be amended only by a writing signed by each of the parties.

(B) This Agreement may be executed in counterparts, each of which shall be deemed an


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     original but all of which shall constitute one and the same instrument.

(C) This Agreement contains the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

(D) This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, excluding rules related to conflicts of law.

(E) This Agreement will be binding upon, and inure to the benefit of the parties and their respective successors and permitted assigns.

(F) The waiver by a party of any breach or violation of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach or violation hereof.

Agreed and Accepted;

EMPIRE RESOURCES, INC.                 WERNER CO.


By: NATHAN KAHN                        By: MICHAEL TRZYNKA
    --------------------------------       -------------------------------------

Title: CEO                             Title: VICE PRESIDENT
       -----------------------------          ----------------------------------

Date: Nov. 10, 2004                    Date: Nov. 4, 2004
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